Exhibit 10.30

SECOND AMENDMENT TO THE
EMPLOYMENT AGREEMENT OF REMY LUTHRINGER

This Second Amendment to the Employment Agreement Of Remy Luthringer (the “Amendment”) is entered into this 6th day of March 2023 (the “Effective Date”), by and between Remy Luthringer (the “Employee”) and Mind-NRG SARL (the “Company”).

Recitals

A. The Company and the Employee have entered into that certain Employment Agreement effective May 1, 2014 (as amended and restated on August 1, 2016, the “Employment Agreement”);

B. The Company and the Employee amended the Employment Agreement pursuant to that certain First Amendment to the Employment Agreement effective December 13, 2022 (the “First Amendment”);

C. The Company and the Employee wish to amend the Employment Agreement and the First Amendment as set forth in this Amendment; and

D. In light of the desire of the Company to continue the employment of Employee, and the desire of both the Company and the Employee to amend the Employment Agreement and the First Amendment as provided in this Amendment, the parties agree to the following:

Agreement

1.
Amendment to Section 4(b). Section 4(b) of the Employment Agreement is hereby amended and replaced in its entirety as follows:

“Annual Bonus

The Employee shall be entitled to a discretionary bonus payment for each calendar year that ends during the Employment, with a target annual bonus amount at 55% of the Base Salary paid in such calendar year (the “Annual Bonus”). Whether to grant an Annual Bonus, and in what amount, are determinations to be made in the discretion of the Company based on a variety of factors including, but not limited to, achievement of objectives established by the Board (and/or the Compensation Committee thereof (the “Compensation Committee”)) and specific annual objectives for your position set by the Board and/or the Compensation Committee. Since one of the objectives of the Annual Bonus is employee retention, in order to remain eligible and receive any Annual Bonus, you must be employed through the end of the calendar year and still be employed by the Company at the time it makes bonus payments to employees for that year -- generally during the first quarter of the following year.”

2.
Amendment to Section 9(c). Section 9(c) of the Employment Agreement is hereby amended and replaced in its entirety as follows:

“Death. The Employment will terminate without notice being required upon Employee’s death. Employee’s beneficiaries and/or estate will be entitled to (i) any earned but unpaid Base Salary through the date of Employee’s death, to be paid less applicable taxes and withholdings within 10 days of Employee’s termination of employment, (ii) one (1) additional month of Base Salary or, where the Employee had completed more than five (5) years of service, two (2) additional months of Base Salary, (iii) compensation at the rate of Employee’s Base Salary for any vacation time earned but not used as of the date the Employment terminates, (iv) reimbursement for any business expenses incurred by Employee but not yet paid to Employee as of the date Employee’s employment terminates, provided all expenses and supporting documentation required are submitted within sixty (60) days of the date the Employment terminates, and provided further that such expenses are reimbursable under Company policy, (v) payment of a pro-rata portion of Employee’s Annual Bonus (assuming for purposes of this payment that Employee’s Annual Bonus would be equal to 55% of Employee’s Base Salary), and (vi) any amounts accrued and payable under the terms of any of the Company’s benefit plans (items (i), (iii), (iv) and (vi), referred to, together with any other obligations under Swiss statutory law, as the “Accrued Obligations”).”

3.
Amendment to Section 9(f). Section 9(f) of the Employment Agreement is hereby amended and replaced in its entirety as follows:

“Termination by the Company without Cause. In case of termination by the Company without Cause and not by reason of Employee’s Disability, then, in addition to the payment of Employee’s Base Salary during the Notice Period and Accrued Obligations as at the termination date, and in lieu of any other severance benefits otherwise payable under any Company policy or plan in effect, Employee will be entitled to (i) continued payment of Employee’s Base Salary for twelve (12) months after the termination date (the “Salary Severance Period”), (ii) payment of a pro-rata portion of Employee’s Annual Bonus (assuming for purposes of this payment that Employee’s Annual Bonus is equal to 55% of Employee’s Base Salary), and (iii) immediate vesting of any unvested options, restricted stock, restricted stock units, or other equity awards that are outstanding immediately prior to the date of termination and, but for the termination of the Employment, would have vested during the six (6) month period immediately following the date of termination (collectively, the “Severance Benefits”).”

4.
The Company and the Employee further agree that this Amendment does not constitute a termination pursuant Section 9 of the Employment Agreement or the First Amendment, or otherwise constitute any trigger for the Company’s payment of any severance benefits pursuant to Section 9 of the Employment Agreement or the First Amendment.
5.
The Employee will continue to abide by Company rules and policies. Employee acknowledges and agrees to continue to comply with the covenants in the Employment Agreement, including but not limited to the provision of Sections 12 (Intellectual Property Rights), 13 (Data Protection and Privacy), 14 (Confidentiality), and 15 (Non-Competition and Non-Solicitation).
6.
The Employee will continue to be eligible for the retention program benefits described in the letter to Employee dated October 13, 2020, as amended and supplemented by the supplemental retention program benefits described in the letter to Employee dated April 27, 2021, to the extent applicable.

7.
Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement or the First Amendment is amended or modified in any respect. The Employment Agreement, along with the First Amendment and this Amendment, sets forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Employee and an authorized officer of the Company.

[Signature page follows]

The parties have executed this Second Amendment to the Employment Agreement Of Remy Luthringer on the day and year first written above.

Mind-NRG SARL

/s/ Geoffrey R. Race

Name: Geoffrey R. Race

Title: Director

Employee

/s/ Remy Luthringer

Remy Luthringer